CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated May 19, 2008 relating to the financial statements, and the effectiveness of internal control over financial reporting, which appears in AVX Corporation's Annual Report on Form 10-K for the year ended March 31, 2008.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Atlanta, GA
August 4, 2008